Exhibit 10.2

Date: May 29, 2012

Name: John Austin

Address: 4 Kingsway Court, Richmond, VA 23226

Dear John,

It is my pleasure to offer you the position of Chief Financial Officer and Assistant Secretary of The Chefs’ Warehouse, Inc. (the “Company”). This letter constitutes our offer. Please keep in mind that this letter and its contents are confidential unless otherwise disclosed by the Company.

The terms of this offer are as follows (pending Board of Directors approval):

Title: Chief Financial Officer and Assistant Secretary

Start Date: It is expected that your start date with the Company will be July 1, 2012.

Reporting Relationship: The position reports to Christopher Pappas, President & Chief Executive Officer.

Base Salary: You will initially be paid in weekly installments of $5,573.92, which is equivalent to $290,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Your base salary is subject to adjustment in the discretion of the compensation committee of the Company’s board of directors or the full board of directors.

Cash Incentive Plan. The Company currently maintains an annual cash incentive plan in which the Company’s senior executives participate. You will be eligible to participate in this plan, or any future plan providing for cash incentive awards established by the Company’s compensation committee or board of directors for its senior executives, subject to the terms of such plans. For fiscal 2012, you will be eligible to participate in the Company’s 2012 Cash Incentive Plan on a pro-rated basis with a targeted payout equal to 75% of your 2012 Base Salary that is actually paid to you in fiscal 2012, subject to the Company’s and your achieving performance goals established by the Company’s compensation committee and communicated to you. Like the Company’s other senior executive officers, you will be eligible to receive a payout equal to up to 150% of your 2012 Base Salary actually paid to you in fiscal 2012 if the Company’s and your performance exceed the targeted performance goals, with any incentive payment earned in excess of the 75% targeted level being paid to you in the form of restricted stock for which the forfeiture restrictions would lapse on the one year anniversary of the grant of the shares.

Equity-based Awards. You will be eligible to participate in the Company’s 2011 Omnibus Equity Incentive Plan and in any future equity-based plans established by the Company’s compensation committee or board of directors and to receive awards of equity-based compensation under such plans. On or promptly following your July 1, 2012 start date, the Company’s compensation committee will award you a mix of time-based vesting restricted shares and performance-based vesting restricted shares. The dollar value at the time of grant of the time-based vesting restricted share award will equal 30% of your expected pro rated fiscal 2012 Base Salary and the dollar value at the time of grant of the performance-based vesting restricted share award will equal 45% of your expected pro rated fiscal 2012 Base Salary. The forfeiture restrictions with respect to the time-based vesting restricted share award will lapse in one-fourth increments on each of January 12, 2013, January 12, 2014, January 12, 2015 and January 12, 2016. The forfeiture restrictions on the performance-based vesting restricted share award will lapse in one-third increments on each of January 12, 2013, January 12, 2014 and January 12, 2015, subject to the Company’s achieving the fiscal year performance goals established by the Company’s compensation committee in January 2012 and communicated to you. In the event that a performance goal for a particular fiscal year of the performance-based vesting restricted share award is not achieved, the forfeiture restrictions on the portion of the performance-based vesting restricted share award for that fiscal year may nonetheless lapse if the Company achieves the performance goal applicable to any subsequent fiscal year covered by the award. The detailed terms and conditions of the time-based vesting restricted share award and performance-based vesting restricted share award will be set forth in an award agreement between you and the Company entered into following the grant of the awards.

Sign On Bonus: As a one-time inducement to your employment, you will be awarded, effective on your July 1, 2012 start date, a restricted share award equal to 100,000 shares of the Company’s common stock that will vest 20% a year beginning on July 1, 2013. Restricted shares will vest 100% upon termination for any reason other than cause (as defined in the Company’s 2011 Omnibus Equity Incentive Plan) or you resigning.

Temporary Travel & Living Reimbursement: The Company will reimburse you for up to six (6) months of temporary living expenses beginning on your July 1, 2012 start date and for one (1) round trip coach class airline ticket per week between Richmond, Virginia and New York, New York for up to six (6) months following the date hereof. The Company will reimburse you for all closing costs related to selling your home in Virginia.

Benefits: In addition to the base salary and benefits described above, you will be eligible for the following additional benefits:

•	Health Insurance: Medical, dental and vision insurance coverage

•	Disability Insurance

•	Life Insurance: 1x Annual Salary up to $300,000.

•	401(k) defined contribution plan: The Company matches contributions in an amount equal to 3% of its employee’s contributions up to 6% of his or her base salary up to a maximum of $2,500.

•	You are entitled to 4 weeks of vacation and 5 sick days annually.

Severance: You will be entitled to receive your then current Base Salary for a period of twelve months following termination of your employment by the Company without “Cause” payable in pro rata installments in accordance with the Company’s normal payroll cycle and practices. “Cause” is defined as termination of your employment by the Company due to (i) your conviction of, or plea of, nolo contendre, with respect to any felony, or any act of fraud, embezzlement or dishonesty by you against the Company or any of its subsidiaries, or any act of moral turpitude or any conduct in which you engage during your employment that tends to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (ii) the commission of any act or omission by you involving fraud with respect to the Company or any of its subsidiaries or in connection with any relationship between the Company or any of its subsidiaries and any customer or supplier, (iii) your use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of your duties, (iv) the gross negligence or willful misconduct in the performance of your duties with respect to the Company or any of its subsidiaries or (v) your failure to follow the lawful directives of the Company’s president and chief executive officer where you have been given written notice of the acts or omissions constituting such failure and you have failed to cure such conduct, where susceptible to cure, within 30 days following such notice.

Your employment with the Company is at-will and either you or the Company can terminate the relationship at any time with or without Cause (as defined herein) and with or without notice.

Notwithstanding any provision to the contrary in this offer letter, if on the date of your termination of employment, you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations) as determined by the Company’s board of directors or committee thereof, then all severance benefits payable to you under this offer letter that constitute deferred compensation subject to the requirements of Section 409A of the Code that are payable to you within the six (6) month period following your separation from service shall be postponed for a period of six (6) months following your “separation from service” with the Company (or any successor thereto). Any payments delayed pursuant to this paragraph will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of your death, and any remaining payments required to be made under this offer letter will be paid upon the schedule otherwise applicable to such payments under this offer letter.

You acknowledge that this offer letter represents the entire agreement between you and the Company with respect to your employment and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company or any of its subsidiaries or affiliates.

If you are in agreement with the above outlined terms, please sign below. This offer is in effect May 29, 2012.

This offer letter shall be governed by the laws of the state of Delaware, without regard to such state’s conflicts of laws provisions.

Signatures:

/s/ Christopher Pappas
Christopher Pappas, President & Chief Executive Officer, The Chefs’ Warehouse, Inc.

/s/ John Austin
John Austin

Date May 29, 2012

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